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                                                                  (513) 723-4000




                                            August 14, 1996




Board of Directors
Market Financial Corporation
7522 Hamilton Avenue
Mt. Healthy, Ohio  45231

Board of Directors
The Market Building and Saving Company
7522 Hamilton Avenue
Mt. Healthy, Ohio  45231

          Re: Conversion from a State Mutual Savings and Loan Association to a State Stock Savings and Loan Association - Federal and State Tax Matters
Gentlemen:

     You have requested our opinion regarding certain federal income tax and state tax consequences resulting from the proposed conversion (the "Conversion") of The Market Building and Saving Company (the "Association"), from a mutual savings and loan association incorporated under Ohio law to a permanent capital stock savings and loan association under Ohio law (the "Stock Association") and the simultaneous acquisition by Market Financial Corporation, an Ohio corporation (the "Holding Company"), of all of the capital stock to be issued by the Stock Association upon the Conversion.

     We have reviewed the Plan of Conversion adopted by the Association's Board of Directors on April 16, 1996 (the "Plan"), the Application for Conversion on Form AC (the "Application") filed with the Office of Thrift Supervision (the "OTS"), the Summary Proxy Statement, the Prospectus and other solicitation materials included in the Application, and have examined such other legal and factual matters we have considered appropriate. Unless otherwise indicated, defined terms in this letter have the same meaning as in the Plan and the Prospectus.

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Board of Directors
August 14, 1996
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     We have not requested on your behalf nor have we received any rulings from the Internal Revenue Service ("IRS") in connection with the Conversion or the attendant federal income tax consequences.

                                        FACTS


          A.   THE MARKET BUILDING AND SAVING COMPANY

          The Association is a mutual savings and loan association which was incorporated in 1883 as an Ohio savings and loan association under the name "The Court Street Market Building and Saving Company." In 1926, the Association adopted its current name. In 1960, the Hilltop Savings and Loan Company of Mt. Healthy, Ohio, was merged into the Association, and in 1994, the Cleves-North Bend Building and Loan Company of North Bend, Ohio, was merged into the Association. As an Ohio savings and loan association, the Association is subject to supervision and regulation by the OTS and the Division of Financial Institutions (the "Division"). The Association is a member of the Federal Home Loan Association ("FHLB") of Cincinnati and the deposits of the Association are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC").

          The Association is principally engaged in the business of originating loans secured by first mortgages on one- to four-family residential real estate located in the Association's primary market area. The Association also originates a limited number of loans for the construction of residential real estate and loans secured by multifamily real estate and nonresidential real estate in its market area. In addition to real estate lending, the Association originates a limited number of loans secured by deposits in the Association. The Association also invests in mortgage-backed securities, U.S. Government agency obligations, and deposits in other financial institutions. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, and principal repayments on loans.

          The Association conducts business from its main office located at 7522 Hamilton Avenue, Mt. Healthy, Ohio, and its branch office at 125 Miami Avenue North Bend, Ohio. The Association's primary market area consists of Hamilton County, Ohio.

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Board of Directors
August 14, 1996
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MARKET FINANCIAL CORPORATION

          The Holding Company was incorporated under Ohio law in April 1996 at the direction of the Association for the purpose of becoming the holding company of the Stock Association after the Conversion. The Holding Company has not conducted and will not conduct any business other than business related to the Conversion prior to the completion of the Conversion. The Holding Company has applied to the OTS for approval to acquire the capital stock to be issued by the Stock Association in the Conversion. Upon the consummation of the Conversion, the Holding Company will be a unitary savings and loan holding company, and its principal asset will be the capital stock of the Stock Association. As a savings and loan holding company, the Holding Company will be required to register with, and be subject to, examination and supervision by the OTS.

          B.   THE PLAN OF CONVERSION

          On April 16, 1996, the Board of Directors of the Association unanimously adopted the Plan and recommended that the voting members of the Association approve the Plan at a special meeting of members of the Association to be held after the Association receives approval of the Application from the OTS (the "Special Meeting"). Under the Plan, (i) the Association will be converted from a mutual savings and loan association incorporated under Ohio law to a stock savings and loan association incorporated under Ohio law, (ii) all of the capital stock of the Stock Association, which will be one class of voting common shares, will be issued to the Holding Company, and (iii) the Holding Company will offer for sale and issue common shares of the Holding Company (the "Common Shares") to eligible persons in a subscription offering (the "Subscription Offering") and to the general public in a concurrent direct community offering (the "Community Offering").

          The aggregate purchase price at which the Common Shares will be offered and sold pursuant to the Plan will be based upon the estimated pro form a market value of the Association, as determined by an independent appraiser. Keller & Company, Inc. ("Keller"), a firm experienced in valuing thrift institutions, has prepared an independent appraisal of the pro forma market value of the Association. Keller's valuation of the estimated pro forma market value of the Association, as converted, is $10,100,000 as of August 2, 1996 (the "Pro Form a Value"). The Association will issue the Common Shares at a fixed price of $10 per share and, by dividing the price per share into the Pro Forma Value, will determine the number of Common Shares to be issued. Applicable regulations require, however, that the Association establish a range of 15% above and below the Pro Forma Value (the "Valuation Range") to allow for fluctuations in the aggregate value of the Common Shares due to changes in the market for bank and thrift shares and other factors from the time of commencement of the Subscription Offering until the completion of the Community Offering. Based on the Pro Forma Value of the Association as of August 2, 1996, the Valuation Range is $8,585,000 to $11,615,000, resulting in the sale of between

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Board of Directors
August 14, 1996
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858,500 and 1,161,500 Common Shares at a purchase price of $10 per share.  The
Holding Company may offer additional Common Shares up to 15% above the maximum of the Valuation Range, resulting in a total offering of up to 1,335,725 Common Shares.

          C.   LIQUIDATION ACCOUNT

          In the event of a complete liquidation of the Association in its present mutual form, each depositor in the Association would receive a pro rata share of any assets of the Association remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their savings accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's savings deposits bears to the total aggregate value of all savings deposits in the Association at the time of liquidation.

          In the event of a complete liquidation of the Stock Association after the Conversion, each depositor in the Stock Association would have a claim of the same general priority as the claims of all other general creditors of the Stock Association. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's savings account plus accrued interest. The depositor would have no interest in the assets of the Stock Association above that amount. Such assets would be distributed to the Holding Company as the sole shareholder of the Stock Association.

          For the purpose of granting a limited priority claim to the assets of the Stock Association in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain savings accounts at the Stock Association after the Conversion, the Association will, at the time of the Conversion, establish the Liquidation Account in an amount equal to the regulatory capital of the Association as of the latest practicable date prior to the Conversion at which such regulatory capital can be determined. The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of the Stock Association.

          Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest (the "Subaccount") in a portion of the Liquidation Account for Qualifying Deposits held on December 30, 1994 (the "Eligibility Record Date"), or the anticipated supplemental eligibility record date of September 30, 1996 (the "Supplemental Eligibility Record Date"), as applicable.

          The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable, and the denominator of which is the total

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Board of Directors
August 14, 1996
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amount of all Qualifying Deposits of Eligible Account Holders or Supplemental
Eligible Account Holders on the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on the last day of any fiscal year subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable, the deposit balance in the account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such deposit account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable, or (ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable, the balance of the Subaccount for such deposit account shall be adjusted proportionately to the reduction in such deposit account balance. In the event of any such downward adjustment, such Subaccount balance shall not be subsequently increased not- withstanding any increase in the deposit balance of the related savings account. If any savings account is closed, its related Subaccount shall be reduced to zero upon such closing.

          In the event of a complete liquidation of the Stock Association (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to the shareholder of the Stock Association. Any assets remaining after satisfaction of such liquidation rights and the claims of the Association's creditors would be distributed to the Holding Company as the sole shareholder of the Association. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another financial institution, the deposits of which are insured by the SAIF, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

          D.   ISSUANCE OF SHARES

          1.   SUBSCRIPTION OFFERING.

          Nontransferable subscription rights to purchase Common Shares will be issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and
only for his or her own account.   Each person subscribing for Common Shares
must represent to the Association that he or she is purchasing such shares for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of such Common Shares

          The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of such shares for purchase under the preference categories set forth in the Plan and

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Board of Directors
August 14, 1996
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certain other limitations.  The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the voting members of the Association at the Special Meeting.

               The preference categories and the preliminary purchase limitations which have been established by the Plan, in accordance with applicable regulations, for the allocation of Common Shares are as follows:

               CATEGORY 1.    Each Eligible Account Holder will receive, without
payment therefor, a nontransferable subscription right to purchase a number of Common Shares equal to up to the greater of (i) 2% of the total number of Common Shares to be sold in the Conversion or (ii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the limitation that no person, together with such person's Associates and other persons acting in concert with such person, may purchase more than 4% of the Common Shares sold in connection with the Conversion and subject to adjustments by the Board of Directors of the Holding Company and the Association, as set forth in the Plan.

          If the exercise of subscription rights in Category 1 results in an over-subscription, the Common Shares available for purchase will be allocated among the subscribing Eligible Account Holders in a manner by which each subscribing Eligible Account Holder, to the extent possible, will be permitted to subscribe to a number of shares sufficient to make such Eligible Account Holder's total allocation of Common Shares equal to the lesser of (i) 100 shares or (ii) the number of shares subscribed for by such Eligible Account Holder.
Any shares remaining after such allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion which the amount of each Eligible Account Holder's Qualifying Deposit bears to the total of the Qualifying Deposits of all subscribing Eligible Account Holders; provided, however, that subscription rights held by Eligible Account Holders who are also officers and directors of the Holding Company or the Association, and their Associates, to the extent that they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date, will be subordinated to the subscription rights of all other Eligible Account Holders. No fractional shares will be issued in connection with the Conversion.

          The subscription rights of the Eligible Account Holders are subordinate to the limited priority right of the Market Financial Corporation Employee Stock Ownership Plan (the "ESOP") in Category 2.

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Board of Directors
August 14, 1996
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          CATEGORY 2.    The ESOP will receive a non-transferable subscription
right to purchase up to 10% of the Common Shares offered in connection with the Conversion. The subscription rights of the ESOP are subordinate to the subscription rights in Category 1, except that if the final Pro Forma Value of the Association exceeds the maximum of the Valuation Range, the ESOP shall have first priority with respect to the amount of Common Shares sold in excess of the maximum of the Valuation Range.

          CATEGORY 3.    Each Supplemental Eligible Account Holder will receive,
without payment therefor, a nontransferable subscription right to purchase a number of Common Shares equal to up to the greater of (i) 2% of the total number of Common Shares to be sold in the commission or (ii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the limitation that no person, together with such person's Associates and other persons acting in concert with such person, may purchase more than 4% of the Common Shares sold in connection with the Conversion and subject to adjustments by the Board of Directors of the Holding Company and the Association, as set forth in the Plan.

          If the exercise of subscription rights in Category 3 results in an over-subscription, the Common Shares available for purchase will be allocated among the subscribing Supplemental Eligible Account Holders in a manner by which each subscribing Supplemental Eligible Account Holder, to the extent possible, will be permitted to subscribe to a number of Common Shares sufficient to make such Supplemental Eligible Account Holder's total allocation of Common Shares equal to the lesser of (i) 100 shares or (ii) the number of Common Shares subscribed for by such Supplemental Eligible Account Holder. Any Common Shares remaining after such allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion which the amount of each such Supplemental Eligible Account Holder's Qualifying Deposit bears to the total amount of the Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders. No fractional shares will be issued in connection with the Conversion.

          Subscription rights received in Category 3 will be subordinate to the subscription rights in Categories 1 and 2.

          CATEGORY 4.    Each Other Eligible Member, other than an Eligible
Account Holder or a Supplemental Eligible Account Holder, will receive, without payment therefor a nontransferable subscription right to purchase a number of Common Shares equal to up to 2% of the total number of Common Shares to be sold in the Conversion, subject to the limitation that no person, together with such person's Associates and other persons acting in concert with such person, may purchase

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Board of Directors
August 14, 1996
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more than 4% of the Common Shares sold in connection with the Conversion and subject to adjustments by the Board of Directors of the Holding Company and the Association, as set forth in the Plan.

          In the event of an oversubscription in Category 4, the Common Shares available for purchase will be allocated among the Other Eligible Members from whom subscriptions are received in the same proportion that their respective subscriptions bear to the total subscriptions of all Other Eligible Members; provided, however, that, to the extent sufficient Common Shares are available, each subscribing Other Eligible Member shall receive 25 Common Shares before the remaining available Common Shares are allocated.

          Subscription rights received under this Category 4 will be subordinate to the subscription rights under Categories 1 through 3.

          2.   COMMUNITY OFFERING.

          Concurrently with the Subscription Offering, the Association expects to offer Common Shares in the Community Offering to the extent such shares remain available after the satisfaction of all subscriptions received in the Subscription Offering. All sales of Common Shares in the Community Offering will be at the same price as in the Subscription Offering.

          If subscriptions are received in the Subscription Offering for up to 833,000 Common Shares, Common Shares may not be available in the Community Offering. In the event shares are available for the Community Offering, each person, together with any Associates or groups of persons acting in concert, may purchase in the Community Offering up to 2% of the Common Shares sold in connection with the Conversion. If an insufficient number of Common Shares is available to fill all of the orders received in the Community Offering, the available Common Shares will be allocated in a manner to be determined by the Boards of Directors of MFC and the Association, subject to the following:

               (i) Preference will be given to natural persons who are residents of Hamilton County, Ohio, the county in which the offices of the Association are located;

               (ii) Orders received in the Community Offering will first be filled up to 2% of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled; and

               (iii) The right of any person to purchase Common Shares in the Community Offering is subject to the right of MFC and the Association to accept or reject such purchases in whole or in part.

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Board of Directors
August 14, 1996
Page 9


          E.   RESULTS OF CONVERSION

          Depositors who are members of the Association will have no voting rights in the Stock Association and will not participate, therefore, in the election of directors or otherwise control the Stock Association's affairs. After the Conversion, voting rights in the Stock Association will be vested exclusively in the Holding Company as the sole shareholder of the Association. Each holder of Common Shares will be entitled to one vote for each share owned on any matter to be considered by the shareholders of the Holding Company.

          The Conversion will not interrupt the business of the Association. During and upon completion of the Conversion, the Association will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices and will retain its existing management and employees. All deposit accounts in the Stock Association will be equivalent in amount, interest rate and other terms to the present deposit accounts in the Association, and the existing FDIC insurance on such deposits will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with the Association.


                              ADDITIONAL REPRESENTATIONS

     You have made the following additional representations upon which we have relied:

          (1) The Holding Company and the Association have no current plan or intention to redeem or otherwise acquire any of the Common Shares to be issued in connection with the Conversion.

          (2) Immediately following the consummation of the Conversion, the Stock Association will possess the same assets and liabilities as the Association held immediately prior to the Conversion, plus proceeds from the sale of the Common Shares to the Holding Company in exchange for approximately 50% of the net proceeds of the Conversion. Assets used to pay expenses of the Conversion and all distributions (except for regular, normal interest payments made by the Association immediately preceding the Conversion) will, in the aggregate, constitute less than one percent of the net assets of the Association and any such expenses and distributions will be paid by the Association and the Holding Company from the proceeds of the Subscription Offering.

          (3) Following the Conversion, the Stock Association will continue to engage in its business in substantially the same manner as engaged in by the Association prior to the Conversion, and it has no plan or intention to sell or otherwise dispose of any of its assets except in the ordinary course of business.

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Board of Directors
August 14, 1996
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          (4)  The Association is not under the jurisdiction of a court in any
Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

          (5) The aggregate fair market value of the Qualifying Deposits held by Eligible Account Holders and Supplemental Eligible Account Holders as of the close of business on the Eligibility Record Date and the Supplemental Eligibility Record Date, respectively, will equal or exceed ninety-nine percent (99%) of the aggregate fair market value of all deposit accounts (including those accounts with less than $50) in the Association as of the close of business on such dates. No Common Shares will be issued directly to or purchased by depositor-employees at a discount.

          (6) No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members in lieu of (a) nontransferable subscription rights, or (b) an interest in the Liquidation Account of the Association.

          (7) The Association utilizes a reserve for bad debts in accordance with Section 593 of the Code and, following the Conversion, the Stock Association shall likewise utilize a reserve for bad debts in accordance with
Section 593 of the Code.

          (8) The Holding Company has no plan or intention to sell or otherwise dispose of the shares of the Stock Association purchased by it in the Conversion.

          (9) The Association's depositors will pay the expenses of the Conversion solely attributable to them, if any. The Holding Company will pay the expenses of the transaction and will not pay any expenses solely attributable to the depositors or to the Holding Company's shareholders.

          (10) No Qualifying Deposits as of the Eligibility Record Date or the Supplemental Eligibility Record Date will be excluded from participation in the Liquidation Account.

          (11) The fair market value of the withdrawable deposit accounts plus interests in the Liquidation Account of the Stock Association to be constructively received under the Plan will in each instance be equal to the fair market value of the withdrawable deposit accounts of the Association surrendered in exchange therefore. All proprietary rights in the Association form an integral part of the withdrawable deposit accounts being surrendered in the exchange.

          (12) The Board, as defined in Section 368(a)(3)(D)(iii) of the Code, has not made the certification described in Section 368(a)(3)(D)(ii), nor will such certification be made prior to or otherwise in connection with the Conversion.

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Board of Directors
August 14, 1996
Page 11


                                   STATEMENT OF LAW

          In Revenue Ruling 80-105, 1980-1 C.B. 78, the IRS ruled that a conversion of a federal mutual savings and loan association into a state stock savings and loan association constituted a tax-free reorganization under Section 368(a)(1)(F) of the Code. Subsequently, the IRS consistently issued private letter rulings that conversions of savings and loans qualify as tax-free reorganizations under the code, with the attendant tax consequences to the depositors and shareholders that follow from such transactions. Although private letter rulings may not be relied upon by taxpayers other than those to whom the ruling is directed, such rulings do indicate the administrative position of the Service.


                                  OPINION OF COUNSEL

          Based upon both our understanding of the facts and your representations set forth above, and in reliance thereon, we are of the opinion that for federal income tax purposes:

          (1) The Conversion of the Association from a mutual savings and loan association incorporated under the laws of the State of Ohio to a stock and loan association incorporated under the laws of the State of Ohio constitutes a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized to the Association or the Stock Association as a result of the Conversion. The Association and the Stock Association will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

          (2) No gain or loss will be recognized to the Stock Association upon the receipt of money from the Holding Company in exchange for shares of the Stock Association.

          (3) The assets of the Stock Association will have the same basis in its hands immediately after the Conversion as they had in the hands of the Association immediately prior to the Conversion, and the holding period of the assets of the Stock Association after the Conversion will include the period during which the assets were held by the Association before the Conversion.

          (4) No gain or loss will be recognized to the deposit account holders upon the issuance to them, in exchange for their respective withdrawable deposit accounts in the Association immediately prior to the Conversion, of withdrawable deposit accounts in the Stock Association immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in the Association immediately prior to the Conversion, plus, in the case of

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Board of Directors
August 14, 1996
Page 12


Eligible Account Holders and Supplemental Eligible Account Holders, the interests in the Liquidation Account of the Stock Association, as described above.

          (5) The basis of the withdrawable deposit accounts in the Stock Association held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in the Association immediately prior to the Conversion. The basis of the interests in the Liquidation Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero. The basis of the nontransferable subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members will be zero (assuming that at distribution such rights have no ascertainable fair market value).


          (6) No gain or loss will be recognized to Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase Common Shares (assuming that at distribution such rights have no readily ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members as a result of their exercise of such nontransferable subscription rights.

          (7) The basis of the Common Shares purchased by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members pursuant to the exercise of subscription rights will be the purchase price thereof (assuming that such rights have no ascertainable fair market value and that the purchase price is not less than the fair market value of the shares on the date of such exercise), and the holding period of such Common Shares will commence on the date of such exercise. The basis of the Common Shares purchased in the Community Offering will be the purchase price thereof and the holding period of such shares will commence on the day after the date of the purchase.

          (8) For purposes of Section 381 of the Code, the Association will be treated as if there had been no reorganization. The taxable year of the Association will not end on the effective date of the Conversion and, immediately after the Conversion, the Stock Association will succeed to and take into account the tax attributes of the Association immediately prior to the Conversion, including the Association's earnings and profits or deficit in earnings and profits.

          (9) The bad debt reserves of the Association immediately prior to the Conversion will not be required to be restored to the gross income of the Stock Association as a result of the Conversion, and immediately after the Conversion such bad debt reserves will have the same character in the hands of the Stock Association that they would have had if there had been no Conversion. The Stock Association will succeed to and take into account the dollar amounts of

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Board of Directors
August 14, 1996
Page 13


those accounts of the Association which represent bad debt reserves in respect of which the Association has taken a bad debt deduction for taxable years ending on or before the Conversion.

          (10) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of the Stock Association available for the subsequent distribution of dividends within the meaning of Section 316 of the Code. The creation of the Liquidation Account on the records of the Stock Association will have no effect on its taxable income, deductions for additions to reserves for bad debts under
Section 593 of the Code or distribution to shareholders under Section 593(e) of the Code.

          For Ohio Tax Purposes, we are of the opinion that:

          (1) The Association is a "financial institution" for State of Ohio tax purposes, and the Conversion will not change such status.

          (2) The Association is subject to the Ohio corporate franchise tax on "financial institutions," which is currently imposed annually at a rate of 1.5% of the Association's equity capital determined in accordance with generally accepted accounting principles ("GAAP"), and the Conversion will not change such status.

          (3) As a "financial institution," the Association is not subject to any tax based upon net income or net profit imposed by the State of Ohio, and the Conversion will not change such status.

          (4) The Conversion will not be a taxable transaction to the Association or the Stock Association for purposes of the Ohio corporate franchise tax; however, as a consequence of the Conversion, the annual Ohio corporate franchise tax liability of the Association will increase if the taxable net worth of the Association (i.e., book net worth computed in accordance with GAAP at the close of the Association's taxable year for federal income purposes) increases thereby.

          (5) The Conversion will not be a taxable transaction to any deposit account holder or borrower member of the Association or the Stock Association for purposes of the Ohio corporate franchise tax and the Ohio personal income tax.

Board of Directors
August 14, 1996
Page 14


          Unlike private rulings, an opinion of counsel is not binding on the IRS, and the IRS could disagree with the conclusions reached in this opinion. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial proceeding, although counsel believes that the positions expressed in its opinion should prevail if the matters are litigated.

                                   Very truly yours,


                                   Vorys, Sater, Seymour and Pease